Exhibit 4.2

EXECUTION COPY

TESARO, INC.

SECOND AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

June 6, 2011

i

SCHEDULE A	Schedule of Investors

SCHEDULE B	Schedule of Founders

SCHEDULE C	Major Investors

SCHEDULE D	Certain Investors

ii

TESARO, INC.

SECOND AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of the 6th day of June, 2011, by and among TESARO, INC., a Delaware corporation (the “Company”), the investors listed on Schedule A hereto (each an “Investor” and together the “Investors”), OPKO Health, Inc., a Delaware corporation (“OPKO”), and the persons listed on Schedule B hereto (each a “Founder” and together the “Founders”).

RECITALS

WHEREAS, the Investors set forth under the heading “Series A Investors” on Schedule A (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), and OPKO holds shares of the Company’s Series O Junior Preferred Stock, par value $0.0001 per share (the “Junior Preferred Stock”);

WHEREAS, the Existing Investors, OPKO and the Company are parties to that certain Amended and Restated Investors’ Rights Agreement, dated December 10, 2010 (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the written consent of the Company, the holders of at least a majority of the Registrable Securities and the holders of a majority of the Registrable Securities that are held by Major Investors (as such terms are defined in the Prior Agreement), pursuant to Section 3.7 of the Prior Agreement; and

WHEREAS, the Company and the Investors set forth under the heading “Series B Investors” on Schedule A are parties to that certain Series B Preferred Stock Purchase Agreement, dated as of the date hereof (the “Series B Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by the Existing Investors and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Company, the Investors, OPKO and the Founders hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1.                                      Definitions.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Act” means the Securities Act of 1933, as amended.

“Common Stock” means the Company’s common stock, par value $0.0001 per share.

“Competitor” means any individual or entity that is engaged in any business or enterprise that is competitive with the business of the Company or any of its subsidiaries, as determined in good faith by the Company’s Board of Directors from time to time.

“Defaulting Investor” has the meaning set forth in the Series B Purchase Agreement.

“Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” or “Holders” means any holder of Registrable Securities who is a party to this Agreement.

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock and Junior Preferred Stock.

“Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under Section 2 are not assigned.  The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

“Restated Certificate” means the Company’s Third Amended and Restated Certificate of Incorporation, as in effect from time to time.

“Rule 144” means Rule 144 under the Act.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.0001 per share.

2.                                      Registration Rights.

2.1                               Request for Registration.

(a)                                 Subject to the conditions of this Section 2.1, if the Company shall receive at any time after the earlier of (i) three (3) years after the date of this Agreement or (ii) six (6) months after the effective date of the Initial Offering, a written request from the Holders of fifty percent (50%) or more of the Registrable Securities then outstanding (for purposes of this Section 2.1, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.1, use its best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 2.1(a).

(b)                                 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in Section 2.1(a).  In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders).  Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders or in such other proportions as shall mutually be agreed upon by all such selling Holders.  In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded.  Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.  Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)                                  Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 2.1:

(i)                                     in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;

(ii)                                  during the one hundred eighty (180) day period commencing with the effective date of the Initial Offering;

(iii)                               after the Company has effected two (2) registrations pursuant to this Section 2.1, and such registrations have been declared or ordered effective;

(iv)                              upon written notice to the Holders within thirty (30) days of receipt of a written request pursuant to Section 2.1(a) that the Company intends to file a registration statement for an Initial Offering within sixty (60) days following the date of such Company notice;

(v)                                 if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 2.3; or

(vi)                              if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Company’s board of directors (the “Board of Directors”), it would be materially detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, that such right shall be exercised by the Company not more than once in any twelve (12)-month period and; provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

2.2                               Company Registration.

(a)                                 If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration.  Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 2.2(c), use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b)                                 Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

(c)                                  Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 2.2 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering.  In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded.  In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders.  Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the Initial Offering, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering.  For purposes of this Section 2 concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership, corporation or limited liability company, the affiliated venture capital funds, partners, retired partners, stockholders and members of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such

“selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

2.3                               Form S-3 Registration.  In case the Company shall receive from the Holders (for purposes of this Section 2.3, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)                                 promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)                                 use its best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request or requests given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.3:

(i)                                     if Form S-3 is not available for such offering by the Holders;

(ii)                                  if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000;

(iii)                               if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.3 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, that such right shall be exercised by the Company not more than once in any twelve (12)-month period and; provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(iv)                              if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.3; or

(v)                                 in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)                                  If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the written notice referred to in Section 2.3(a).  The provisions of Section 2.1(b) shall be applicable to such request (with the substitution of Section 2.3 for references to Section 2.1).

(d)                                 Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders.  Registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration effected pursuant to Sections 2.1.

2.4                               Obligations of the Company.  Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b)                                 prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)                                  furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                 use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)            notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)           cause all such Registrable Securities registered pursuant to this Section 2 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h)           provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 2, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board of Directors of the Company:

(i)            materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors of the Company has authorized negotiations;

(ii)           materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii)          require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.4, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.5          Information from Holder.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the

Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably necessary to effect the registration of such Holder’s Registrable Securities.

2.6          Expenses of Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.1, Section 2.2 and Section 2.3, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $35,000) shall be borne by the Company.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 2.1, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1.

2.7          Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8          Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 2:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary, final or other prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person.

(b)           To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this Section 2.8(b) for any legal or other expenses reasonably incurred by such person in connection with defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld) and; provided, further, that in no event shall any indemnity under this Section 2.8(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)           Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) for which a party may be entitled to indemnification, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action or proceeding, if materially prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)           If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.8(b), shall exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8, exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder) except in the case of willful misconduct or fraud by such Holder.  The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)            The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2.

2.9          Reports Under the 1934 Act.  With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to: make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b)           file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c)           furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested by a Holder to avail such Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

2.10        Assignment of Registration Rights.  The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner, affiliate, affiliated partnership or fund, director or officer, stockholder or member of such Holder, (ii) is a Holder’s spouse, child, parent, aunt, uncle, sibling, grandchild or other relative (“Approved Family Member”) or trust, partnership or limited liability company established by a Holder for the benefit of, or the ownership interests are wholly-owned by, such Holder or such Holder’s Approved Family Members, or (iii) after such assignment or transfer holds Registrable Securities; provided: (a) the Company is furnished with prior written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 2.12 below; (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act; and (d) such transferee or assignee is not a Competitor.  Notwithstanding the foregoing, OPKO may only assign the rights pursuant to this Section 2 with the prior written consent of the Company, which consent shall not be unreasonably withheld, except that OPKO may assign its rights hereunder to any entity that is controlled by or under common control with OPKO.  Any assignee hereunder shall execute and deliver an appropriate joinder agreement to this Agreement.

2.11        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 2.1, Section 2.2 or Section 2.3, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities; provided, that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 4.10.

2.12        “Market Stand-Off” Agreement.

(a)           Each Holder and Founder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the one hundred eighty day (180) day period commencing on the date of the final prospectus relating to the Company’s Initial Offering (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions set forth in Rule 2711(f)(4) of the National Association of Securities Dealers, Rule 472(f)(4) of the New York Stock Exchange, as amended, or any similar successor rules) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or Founder, or are thereafter acquired) held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.  The foregoing provisions of this Section 2.12 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than one percent (1%) stockholders of the Company enter into similar agreements.  In the event that any person described in the preceding sentence is released from the restrictions set forth in this Section 2.12(a), it shall be a condition of such release that all Holders shall also be so released.  The underwriters in connection with the Company’s Initial Offering are intended third party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Each Holder and Founder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 2.12 or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.  Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or other press release of material information, or a material event relating to the Company occurs, or (ii) the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 2.12 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

(b)           Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 2.12):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE.  SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

2.13        Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Section 2 (i) after five (5) years following the consummation of the Initial Offering, (ii) as to any Holder, such earlier time following the second anniversary of the Initial Offering at which such Holder (A) holds less than one percent (1%) of the Company’s outstanding Common Stock and (B) all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 or (iii) after the consummation of a Liquidation Event, as that term is defined in the Company’s Restated Certificate.

3.             Covenants of the Company.

3.1          Delivery of Financial Statements.  The Company shall deliver to (i) (X) the Investors set forth on Schedule C, for such time and so long as they are not Defaulting Investors, and (Y) each Investor (or transferee of an Investor) that holds at least one million (1,000,000) shares of Preferred Stock and which is not a Defaulting Investor (each such Investor, whether under clause (X) or clause (Y), a “Major Investor”) and (ii) in the case of clauses (a) and (b) below, OPKO and, for such time and so long as they are not Defaulting Investors, the Investors set forth on Schedule D:

(a)           as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, and unless otherwise approved by the Board of Directors, prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)           as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may be subject normal year-end audit adjustments and may not contain all notes thereto that may be required in accordance with GAAP);

(c)           within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows, and an unaudited balance sheet and statement of stockholders’ equity for and as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may be subject normal year-end audit adjustments and may not contain all notes thereto that may be required in accordance with GAAP);

(d)           as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and operating plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(e)           such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time request; provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of this Section 3.1 to provide information that it deems in good faith to be a trade secret or similar confidential information;

(f)            with respect to the financial statements called for in subsections (b) and (c) of this Section 3.1, an instrument executed by the Chief Financial Officer or President of the Company certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(g)           such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this subsection (g) or any other subsection of Section 3.1 to provide information that it deems in good faith to be a trade secret or similar confidential information.

3.2          Inspection.  The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records (but not more than once in any twelve (12) month period) and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

3.3          Termination of Information and Inspection Covenants.  The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the Company’s Initial Offering, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur or (iii) the consummation of a Liquidation Event, as that term is defined in the Company’s Restated Certificate).

3.4          Right of First Refusal.  Subject to the terms and conditions specified in this Section 3.4 and applicable securities laws, the Company hereby grants to each Major Investor and the Founders (each, an “RFR Offeree”) a right of first refusal with respect to future sales by the Company of its Shares (as hereinafter defined).  For purposes of this Section 3.4, the term “Major Investor” includes any Affiliates of a Major Investor.  A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its Affiliates in such proportions as it deems appropriate.  As used in this Section 3.4, “Affiliate” means, with respect to any specified Major Investor, any other person or entity who or which directly or indirectly, controls, is controlled by or is under common control with such Major Investor, including without limitation any general partner, managing member, officer or director of such Major Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Major Investor, or Holders who have a common or affiliated investment advisor with such Major Investor with respect to Registrable Securities, but not including any Competitor.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (“Shares”), the Company shall first make an offering of such Shares to each RFR Offeree in accordance with the following provisions:

(a)           The Company shall deliver a notice in accordance with Section 4.5 (“Notice”) to the RFR Offerees stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and material terms upon which it proposes to offer such Shares.

(b)           By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each RFR Offeree may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock issued and held by such RFR Offeree (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) issued and held by all the RFR Offerees.  The Company shall promptly, in writing, inform each RFR Offeree that elects to purchase all the shares available to it (a “Fully-Exercising Offeree”) of any other RFR Offeree’s failure to do likewise.  During the ten (10) day period commencing after such information is delivered, each Fully-Exercising Offeree may elect to purchase that portion of the Shares for which RFR Offerees were entitled to subscribe, but which were not subscribed for by the RFR Offerees, that is equal to the proportion that the number of shares of Common Stock issued and held by such Fully-Exercising Offeree (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) issued and held by all Fully-Exercising Offerees who wish to purchase unsubscribed shares.

(c)           If all Shares that RFR Offerees are entitled to purchase pursuant to Section 3.4(b) are not elected to be purchased as provided in Section 3.4(b), the Company may, during the one hundred twenty (120) day period following the expiration of the twenty (20) day period provided in Section 3.4(b), offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice.  If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investor in accordance herewith.

(d)           Notwithstanding anything else contained herein, the right of first offer in this Section 3.4 shall not be applicable to the issuance of Exempted Securities as such term is defined in the Company’s Restated Certificate.  In addition to the foregoing, the right of first offer in this Section 3.4 shall not be applicable with respect to any RFR Offeree in any subsequent offering of Shares if (i) at the time of such offering, the RFR Offeree is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to “accredited investors.”

(e)           The rights provided in this Section 3.4 may not be assigned or transferred by any RFR Offeree, except to an Affiliate in accordance with the first paragraph of this Section 3.4.

(f)            The parties hereby agree that the terms and conditions of any sale pursuant to this Section 3.4 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 3.4.  Without limiting the foregoing, any purchaser of Shares hereunder shall, if not already a party, agree in writing to be bound by and subject to the terms and conditions of this Agreement and such other stockholders, voting, or other like agreements reasonably requested by the Company.

(g)           The covenants set forth in this Section 3.4 shall terminate and be of no further force or effect immediately prior to the consummation of (i) the Initial Offering or (ii) a Liquidation Event, as that term is defined in the Company’s Restated Certificate.

3.5          Observer Rights.  As long as:

(a)           New Enterprise Associates 13, Limited Partnership (“NEA”) is a Major Investor, the Company shall invite a representative of NEA, who initially shall be Sara Nayeem, to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust all information provided and; provided, further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Major Investor or its representative is a Competitor of the Company.

(b)           KPCB Holdings, Inc. (“KPCB”) is a Major Investor, the Company shall invite a representative of KPCB, who initially shall be Isaac Ciechanover, to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust all information provided and; provided, further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Major Investor or its representative is a Competitor of the Company.

(c)           InterWest Partners X, LP (“IW”) is a Major Investor, the Company shall invite a representative of IW, who initially shall be Nina Kjellson, to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust all information provided and; provided, further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Major Investor or its representative is a Competitor of the Company.

(d)           A.M. Pappas Life Science Ventures IV, L.P. (“Pappas”) is a Major Investor, the Company shall invite a representative of Pappas, who initially shall be Rosina Maar Pavia, to attend all meetings of the Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust all information provided and; provided, further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Major Investor or its representative is a Competitor of the Company.

Notwithstanding anything to the contrary contained herein, each representative of an Investor designated as a nonvoting observer pursuant to this Section 3.5 shall enter into a Board Observer Agreement with the Company in a form approved by the Board of Directors, and the rights of each such representative under this Section 3.5 shall be subject to the execution and delivery by such representative of such agreement.

3.6          Proprietary Information and Inventions Assignment Agreements.  The Company shall require all employees and consultants with access to confidential information of the Company to execute and deliver a Proprietary Information and Inventions Assignment Agreement (as defined in the Series B Purchase Agreement) in substantially a form approved by the Company’s Board of Directors.

3.7          Audit Committee.  The Board of Directors shall establish an Audit Committee (the “Audit Committee”) of at least four (4) members, including each of the Series A Directors and each of the Series B Directors (as such terms are defined in the Company’s Restated Certificate).  The Audit Committee shall be charged with assisting the Board of Directors in fulfilling its oversight responsibilities to its stockholders by reviewing the financial reports provided by the Company to its stockholders and the Company’s financial reporting processes generally, in accordance with such committee’s charter.

3.8          Compensation Committee.  The Board of Directors shall establish a Compensation Committee (the “Compensation Committee”) of at least four (4) members including each of the Series A Directors and each of the Series B Directors.  The Compensation Committee shall determine the annual salary, bonus and other compensation matters with regard to the executive officers of the Company, in accordance with such committee’s charter.

3.9          Board Expenses.  The Company shall reimburse the directors for all documented and reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policies as adopted by the Board of Directors from time to time) in connection with attending meetings of the Board of Directors and board committees, as well as any other activities required and/or requested by the Board of Directors of any such person.

3.10        Future Rights of First Refusal and Registration Rights.  If the Company issues any securities which are entitled to rights of first refusal or registration rights that are superior to those rights of first refusal or registration rights to which an Investor is entitled, the Company shall grant equivalent rights to each such Investor.

3.11        Directors’ and Officers’ Insurance.  The Company shall include each Series B Director under its directors’ and officers’ liability insurance as soon as practicable following the date hereof.  The Company shall use its commercially reasonable efforts to maintain in full force and effect directors’ and officers’ liability insurance, in an amount and form and on terms satisfactory to the Board of Directors; provided, that the Company shall have no obligation to maintain such coverage if the Board of Directors determines that the cost of such coverage would be unreasonable.

3.12        Employee Equity Incentive Plan.  Any awards or modifications to awards under the Company’s 2010 Stock Incentive Plan (the “Stock Plan”) shall be approved by the Board of Directors or the Compensation Committee.  Unless otherwise approved by the Board of Directors or the Compensation Committee, all awards under the Stock Plan shall be subject to vesting as follows: (i) twenty-five percent (25%) to vest on the first anniversary of the date of grant, with the remaining seventy-five percent (75%) to vest in equal monthly installments over the next thirty-six (36) months thereafter, and (ii) in the event that there is a Liquidation Event (as defined in the Company’s Restated Certificate ), one hundred percent (100%) acceleration upon such Liquidation Event but with payment (net of taxes) deferred until a date six (6) months following the date of the Liquidation Event.  Any increase in the number of shares reserved for issuance under the Stock Plan shall require the approval of the Board of Directors.  The Board of Directors or the Compensation Committee may suspend or terminate the Stock Plan or any portion thereof at any time.

3.13        Right of First Refusal and Co-Sale Agreement.  The Company shall require that each person holding one percent (1%) or greater of the Common Stock on a fully-diluted basis shall enter into the First Refusal and Co-Sale Agreement (as defined in the Series B Purchase Agreement) as a “Common Holder” thereunder except for the Investors or affiliates of Investors set forth on Schedule A hereto who are not also Founders or affiliates of Founders.  The Company shall also require that each holder of Common Stock shall enter into an agreement that contains provisions granting to the holders of shares of Series A Preferred Stock and Series B Preferred Stock the “drag-along” rights set forth in Section 5 of the Voting Agreement (as defined in the Series B Purchase Agreement).

3.14        Indemnification Matters.  The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”).  The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Restated Certificate or Bylaws of the Company (subject to the terms of any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company (subject to the terms of any agreement between the Company and such Fund Director).

3.15        Termination of Certain Covenants.  The covenants set forth in Sections 3.4 through 3.13 shall terminate and be of no further force or effect immediately prior to the consummation of (i) the Company’s Initial Offering or (ii) a Liquidation Event, as that term is defined in the Company’s Restated Certificate.

3.16        Acts Requiring Board Approval.  So long as at least twenty-five percent (25%) of the shares of Series B Preferred Stock issued pursuant to the Series B Purchase Agreement (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) remain issued and outstanding, the affirmative vote of a majority of the Board of Directors, including at least one Series B Director (as defined in the Restated Certificate), will be required for an acquisition or in-license by the Company of a new product (i.e., a product other than rolapitant or an Anaplastic Lymphoma Kinase (ALK) inhibitor, a “New Product”) if:

(a)           (1)  the New Product is a clinical stage product and (2) as of the date of such acquisition or in-license, the Company’s projected upfront payments, milestone fees and development expenses (collectively, the “New Product Costs”) with respect to the New Product paid or projected to be paid by the Company on or before December 31, 2013 (as determined in good faith by a majority of the Board of Directors), will exceed $25,000,000; or

(b)           (1)  the New Product is a pre-clinical stage product and (2) as of the date of such acquisition or in-license, the Company’s projected New Product Costs with respect to the New Product paid or projected to be paid by the Company on or before December 31, 2013 (as determined in good faith by a majority of the Board of Directors), will exceed $5,000,000.

4.             Miscellaneous.

4.1          Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities) and shall inure to the benefit of and be enforceable by each such Holder of Registrable Securities.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns or Holders of Registrable Securities any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2          Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

4.3          Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.4          Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the addresses set forth on Schedule A or the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 4.5).

4.6          Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, if awarded by a court of competent jurisdiction.

4.7          Entire Agreement; Amendments and Waivers.  This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  Any term of this Agreement (other than Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.15) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of (a) a majority of the then-outstanding shares of Series A Preferred Stock and (b) at least sixty percent (60%) of the then-outstanding shares of Series B Preferred Stock, including either IW or KPCB, for such time and for so long as IW and KPCB are Major Investors.  The provisions of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 and Section 3.15 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities that are held by Major Investors; provided, that (a) any amendment or waiver of Section 3.5(a) shall require the consent of NEA (for such time and for so long as NEA is a Major Investor), (b) any amendment or waiver of Section 3.5(b) shall require the consent of KPCB (for such time and for so long as KPCB is a Major Investor), (c) any amendment or waiver of Section 3.5(c) shall require the consent of IW (for such time and for so long as IW is a Major Investor) and (d) any amendment or waiver of Section 3.5(d) shall require the consent of Pappas (for such time and for so long as Pappas is a Major Investor).  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities and each future holder of all such Registrable Securities, regardless of whether any such party has consented thereto, and the Company.  Notwithstanding the foregoing, (i) Schedule A hereto may be amended from time to time by the Company without the consent of any other party as necessary to reflect the Investors and the information contained therein, (ii) the provisions of Section 2 may not be amended without the consent of any Holder who is disproportionately and adversely affected by such amendment relative to other Holders and (iii) the provisions of the foregoing clause (ii) and this clause (iii) may not be amended without the consent of all Holders.

4.8          Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

4.9          Aggregation of Stock.  All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons, or Holders who have a common or affiliated investment advisor with respect to Registrable Securities, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

4.10        Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, whether pursuant to the Series B Purchase Agreement or otherwise, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.  No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

4.11        Waiver of Conflicts.  Each party to this Agreement acknowledges that Hogan Lovells US LLP, counsel for the Company, has in the past performed and may continue to perform legal services for certain of the Investors and/or their affiliates in matters unrelated to the transactions described in this Agreement, including the representation of such Investors and/or their affiliates in venture capital financings and other matters.  Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure and (b) gives its informed consent to Hogan Lovells US LLP’s representation of certain of the Investors in such unrelated matters and to Hogan Lovells US LLP’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

TESARO, INC.

By:	/s/ Leon O. Moulder, Jr.
Name: Leon O. Moulder, Jr.
Title: Chief Executive Officer

Address:	309 Waverley Oaks Road, Suite 101
Waltham, MA 02452
	Attn:	Leon O. Moulder, Jr.
	Phone:	339-970-0901
	E-mail:	Imoulder@tesarobio.com
	Fax:	339-469-8966

With a copy to:

Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, MD 21202
	Attn:	Asher M. Rubin
	Phone:	410-659-2777
E-mail: asher.rubin@hoganlovells.com
	Fax:	410-659-2701

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR AND FOUNDER:

LEON O. MOULDER, JR.

/s/ Leon O. Moulder, Jr.

Address:	18132 Via Caprini Drive
Miromar Lakes, FL 33913
	Phone:	339-970-0901
	E-mail:	Imoulder@tesarobio.com
	Fax:	339-469-8966

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR AND FOUNDER:

MARY LYNNE HEDLEY

/s/ Mary Lynne Hedley

Address:	51 Follen Road
Lexington, MA 02421
	Phone:	339-970-0902
	E-mail:	mlhedley@tesarobio.com
	Fax:	339-469-8967

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR AND FOUNDER:

RICHARD J. RODGERS

/s/ Richard J. Rodgers

Address:	101 George Street
Excelsior, MN 55331
	Phone:	339-970-0903
	E-mail:	rrodgers@tesarobio.com
	Fax:	339-469-8965

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

NEW ENTERPRISE ASSOCIATES 13, LIMITED PARTNERSHIP

By:		NEA Partners 13, Limited Partnership
its general partner

By:	NEA GP 13, LTD,
its general partner

	By:	/s/ Louis A. Citron
	Name:	Louis A. Citron
	Title:	Chief Legal Officer

NEA VENTURES 2010, LIMITED PARTNERSHIP

By:		/s/ Louis A. Citron
Name:		Louis A. Citron
Title:		Vice-President

Address:	5245 Wisconsin Avenue, Suite 800
Chevy Chase, MD 20815
	Attn:	Louis Citron
	Phone:	410-842-4105
	E-mail:	lcitron@nea.com
	Fax:	301-272-1725

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

SARA NAYEEM, M.D.

/s/ Sara Nayeem, M.D.

Address:	c/o New Enterprise Associates 13,
Limited Partnership
5245 Wisconsin Avenue, Suite 800
Chevy Chase, MD 20815
	Attn:	Louis Citron
	Phone:	410-842-4105
	E-mail:	lcitron@nea.com
	Fax:	301-272-1725

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR

INTERWEST PARTNERS X, LP
By:	InterWest Management Partners X, LLC
its general partner

	By:	/s/ Arnold L. Oronsky
	Name:	Arnold L. Oronsky
	Title:	Managing Director

Address:	InterWest Partners
2710 Sand Hill Road, 2nd Floor
Menlo Park, CA 94025
	Attn:	Karen Wilson
	Phone:	650-854-8585
	E-mail:	kwilson@interwest.com
	Fax:	650-854-4706

With a copy to:

Gunderson Detmer Stough Villeneuve
Franklin & Hachigian, LLP
1200 Seaport Blvd.
Redwood City, CA 94063
	Attn:	Marcia A. Hatch
	Phone:	650-463-5266
	E-mail:	mhatch@gunder.com
	Fax:	877-881-6112

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

KPCB HOLDINGS, INC.,
as nominee

By:	/s/ Eric Keller
Name:	Eric Keller
Title:	President

Address:	Kleiner Perkins Caufield & Byers
2750 Sand Hill Road
Menlo Park, CA 94025
	Attn:	Sue Biglieri
	Phone:	650-233-3372
	E-mail:	sbiglieri@kpcb.com
	Fax:	650-233-0323

With a copy to:

Gunderson Detmer Stough Villeneuve
Franklin & Hachigian, LLP
1200 Seaport Blvd.
Redwood City, CA 94063
	Attn:	Marcia A. Hatch
	Phone:	650-463-5266
	E-mail:	mhatch@gunder.com
	Fax:	877-881-6112

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

T. ROWE PRICE ASSOCIATES, INC.
Investment Adviser, for and on behalf of the advisory clients on Attachment A to the T. Rowe Associates, Inc. signature page to the Series B Purchase Agreement and listed below:

T. Rowe Price Health Sciences Fund, Inc.
TD Mutual Funds — TD Health Sciences Fund
Valic Company I — Health Sciences Fund
T. Rowe Price Health Sciences Portfolio
John Hancock Trust — Health Sciences Trust

By:	/s/ G. Mark Bussard
Name:	G. Mark Bussard
Title:	Vice President

Address:	T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
	Attn:	Andrew Baek, Vice President
and Senior Legal Counsel
	Phone:	410-345-2090
	E-mail:	Andrew_baek@troweprice.com
	Fax:	410-345-6575

With a copy to:

Duane Morris LLP
111 S. Calvert Street, Suite 2000
Baltimore, MD 21202
	Attn:	Keli Isaacson Whitlock
	Phone:	410-949-2912
	E-mail:	kwhitlock@duanemorris.com
	Fax:	410-949-2952

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

A.M. PAPPAS LIFE SCIENCE VENTURES IV, L.P.
By:	AMP&A Management IV, LLC
Its	General Partner

	By:	/s/ Ford S. Worthy
	Name:	Ford S. Worthy
	Title:	Partner & CFO

PV IV CEO FUND, L.P.
By:	AMP&A Management IV, LLC
Its	General Partner

	By:	/s/ Ford S. Worthy
	Name:	Ford S. Worthy
	Title:	Partner & CFO

Address:	c/o Pappas Ventures
P.O. Box 110287
Research Triangle Park, NC 27709
	Attn:	Ford S. Worthy
	Phone:	919-998-3330
	E-mail:	fworthy@pappasventures.com
	Fax:	919-998-3301

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

LEERINK SWANN HOLDINGS, LLC

By:	/s/ Joseph R. Gentile
Name:	Joseph R. Gentile
Title:	Chief Administrative Officer

LEERINK SWANN CO-INVESTMENT FUND, LLC

By:	/s/ Joseph R. Gentile
Name:	Joseph R. Gentile
Title:	Chief Administrative Officer

Address:	Leerink Swann LLC
One Federal Street, 37th Floor
Boston, MA 02110
	Attn:	Timothy Gerhold, Esq.
	Phone:	617-918-4514
	E-mail:	tim.gerhold@leerink.com
	Fax:	617-918-4720

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

DEERFIELD SPECIAL SITUATION FUND, L.P.

By:	Deerfield Capital, L.P.
General Partner

By:	J.E. Flynn Capital, LLC
General Partner

By: /s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND INTERNATIONAL, LIMITED

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

Address:	c/o Deerfield Management Co.
780 Third Ave., 37th Fl.
New York, NY 10017
Attn:	David J. Clark
Phone:	646-536-5661
E-mail:	Dclark@deerfieldpartners.com
Fax:	646-536-5662

With a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022-2585
Attn:	Mark I. Fisher
Phone:	212-940-8877
E-mail:	mark.fisher@kattenlaw.com
Fax:	212-894-5877

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR

ORACLE PARTNERS, LP

By:	Oracle Associates, LLC,
its General Partner

	By:	/s/ Larry N. Feinberg
	Name:	Larry N. Feinberg
	Title:	Managing Member

ORACLE INSTITUTIONAL PARTNERS, LP

By:	Oracle Associates, LLC,
its General Partner

	By:	/s/ Larry N. Feinberg
	Name:	Larry N. Feinberg
	Title:	Managing Member

Address:	Oracle Investment Management, Inc.
200 Greenwich Avenue
Greenwich, CT 06830
	Attn:	Aileen Wiate
	Phone:	203-862-7980
	E-mail:	awiate@oraclepartners.com
	Fax:	203-862-7982

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

OPKO HEALTH, INC.

By:	/s/ Steven D. Rubin
Name:	Steven D. Rubin
Title:	EVP

Address:	4400 Biscayne Boulevard
Miami, FL 33137
	Attn:	Kate Inman
	Phone:	(305) 575-4138
	E-mail:	kinman@opko.com
Fax:

SIGNATURE PAGE TO SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS
AGREEMENT FOR TESARO, INC.

SCHEDULE A

Investors

Series A Investor:	Shares of Series A Preferred Stock:
New Enterprise Associates 13, Limited Partnership	17,970,000
NEA Ventures 2010, Limited Partnership	25,000
Sara Nayeem	5,000
Leon O. Moulder, Jr.	1,500,000
Mary Lynn Hedley	250,000
Richard J. Rodgers	250,000

Series B Investor:	Shares of Series B Preferred Stock:
New Enterprise Associates 13, Limited Partnership	7,741,199
Sara Nayeem	2,298
InterWest Partners X, LP	3,871,748
KPCB Holdings, Inc.	2,903,811
T. Rowe Price Health Sciences Fund, Inc.	972,450
TD Mutual Funds — TD Health Sciences Fund	49,821
VALIC Company I — Health Sciences Fund	68,928
T. Rowe Price Health Sciences Portfolio	18,322
John Hancock Trust — Health Sciences Trust	51,999
A.M. Pappas Life Science Ventures IV, L.P.	923,959
PV IV CEO FUND, L.P.	43,977
Leerink Swann Holdings, LLC	193,587
Leerink Swann Co-Investment Fund, LLC	193,587
Deerfield Special Situations Fund, L.P.	150,998
Deerfield Special Situations Fund International, Limited	236,176
Oracle Partners, LP	792,251
Oracle Institutional Partners, LP	175,685

SCHEDULE B

Founders

Founder:	Shares of Common Stock:
Leon O. Moulder, Jr.	1,987,500
Mary Lynn Hedley	1,722,500
Richard J. Rodgers	650,000

SCHEDULE C

Major Investors

New Enterprise Associates 13, Limited Partnership

InterWest Partners X, LP

KPCB Holdings, Inc.

T. Rowe Price Associates, Inc. (Investment Adviser, for and on behalf of the following advisory clients and their nominees: T. Rowe Price Health Sciences Fund, Inc., TD Mutual Funds — TD Health Sciences Fund, VALIC Company I — Health Sciences Fund, T. Rowe Price Health Sciences Portfolio, John Hancock Trust — Health Sciences Trust)

A.M. Pappas Life Science Ventures IV, L.P.

SCHEDULE D

Certain Investors

Deerfield Special Situations Fund, L.P.

Deerfield Special Situations Fund International, Limited

Leerink Swann Holdings, LLC

Leerink Swann Co-Investment Fund, LLC

Oracle Partners, LP

Oracle Institutional Partners, LP